UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2015

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2015, Enphase Energy, Inc. (the “Company” or “Enphase”) entered into a development and supply agreement (the “Development and Supply Agreement”) with Eliiy Power Co., Ltd., a Japanese corporation (“Eliiy”). The Development and Supply Agreement has a six-year term, unless terminated earlier under certain circumstances, and provides for the development, purchase and sale of Eliiy’s battery cells and battery management units (“Eliiy Products”) for incorporation into Enphase’s AC Battery storage solution. Eliiy has agreed to undertake and complete the development of the Eliiy Products in accordance with certain specifications and milestones. The Eliiy Products to be purchased pursuant to the terms of the Development and Supply Agreement carry a limited warranty. Enphase has agreed to purchase battery module products exclusively from Eliiy until the later of (i) two years from the date the first commercial Eliiy Products is sold to Enphase or (ii) March 31, 2018, provided Eliiy satisfies certain performance requirements. Enphase has committed to using commercially reasonable efforts to buy minimum annual quantities of Eliiy Products during the term.

The foregoing description of the Development and Supply Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Development and Supply Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Form 10-Q for the period ending September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2015	ENPHASE ENERGY, INC.

	By:	/s/ Kris Sennesael
Kris Sennesael
Vice President and Chief Financial Officer